Exhibit 10.2

FORM OF

NOTICE OF PERFORMANCE STOCK AWARD

July 27, 2009

Company: «Company»

Minimum Performance Award (July 2009 – Dec 2010 Period):              Shares*

Target Performance Award (July 2009 – Dec 2010 Period):              Shares

Date of Grant: July 27, 2009

PERSONAL AND CONFIDENTIAL

(Name and Address)

Dear (Salutation):

We are pleased to inform you that, as a key employee of the company referred to above, you have been granted a performance award (the “Award”) by the Compensation and Stock Option Committee of the Board of Directors under the Fortune Brands, Inc. 2007 Long-Term Incentive Plan (the “Plan”).

The Award is granted under and governed by the Plan and the enclosed July 2009 Performance Stock Award Terms and Conditions (the “Terms”). The Award will be paid in the form of shares of Common Stock of Fortune Brands, Inc. after the end of the “Performance Period”, which begins July 1, 2009 and ends December 31, 2010.

The Award is based on the achievement by Fortune Brands and its consolidated subsidiaries of the goals set forth in the attached Schedule. The minimum and target goals for the Performance Period are also set forth in the attached Schedule.

*	Minimum performance goals for performance period must be met or exceeded in order for performance award to be paid.

For your information, we have attached to this notice the following documents: (1) the Terms, (2) the Plan, and (3) the Schedule. You should review these documents carefully in order to fully understand how the Award works and your rights as an Award recipient.

Under the terms of the Plan, you do not need to sign and return, or otherwise acknowledge your receiving, this notice. If you have any questions about your award, please contact Barb Brisinte, Benefits & Compensation Analyst, at (847) 484-4212.

Sincerely yours,

FORTUNE BRANDS, INC.

Vice President - Human Resources

FORM OF

JULY 2009

PERFORMANCE STOCK AWARD

TERMS AND CONDITIONS

You have been granted a performance stock award (the “Award”) for the period July 1, 2009 through December 31, 2010 (the “Performance Period”). The Award is being granted to you by Fortune Brands, Inc. (“Fortune”), and is payable in shares of Fortune’s common stock (“Shares”).

Your Notice of Performance Stock Award (the “Notice”) lists the grant date, Performance Period, and the minimum and target number of performance shares to be granted upon attainment of the stated performance goals.

1. Number of Shares Payable Pursuant to Award. Subject to the provisions of paragraphs 5 through 13 below, the number of Shares payable to you pursuant to the Award shall be determined as follows:

(a) If the Cumulative Earnings Per Share (as determined pursuant to paragraph 2) of Fortune and its consolidated subsidiaries (the “Company”) for the Performance Period:

(i)	equals the “minimum” goal set forth in the attached Schedule, the number of Shares payable to you will equal the “minimum performance award” set forth on the Notice.

(ii)	equals or exceeds the “target” goal set forth in the attached Schedule, the number of Shares payable to you will equal the “target performance award” set forth on the Notice.

(iii)	exceeds the minimum goal but is less that the target goal, the number of Shares payable to you will be interpolated between the two goals.

(b) No Shares shall be payable under the Award if the Company’s Cumulative Earnings Per Share (as determined pursuant to paragraph 2) do not meet the minimum goal set forth in the attached Schedule.

Subject to the provisions of paragraphs 5 through 13, any Shares payable to you under this Award shall be paid by Fortune as soon as practicable after the end of the Performance Period and after the Committee certifies attainment of the performance goals.

2. Determination of Cumulative Earnings Per Share. Earnings Per Share (as such terms is commonly used to describe the financial performance of publicly-traded corporations) shall be adjusted to eliminate non-recurring income or expense items and significant items not considered in determining the initial performance measures; such adjustments may include, but are not limited to, restructuring and restructuring related charges; the impact of actual foreign exchange rates varying from planned foreign exchange rates; significant share repurchase activity; significant nonrecurring income tax credits or charges; and the impact of significant acquisitions and divestitures of businesses.

3. Dividend Equivalents. Subject to the provisions of paragraphs 5, 6, 7, 9, 11, 12 and 13, for each Share paid to you under this Award, you shall also be paid a cash amount that is equal to the cash dividends that would have been declared on that number of Shares actually paid to you if such Shares had been issued and outstanding on any record date for the payment of any cash dividends on Shares during the Performance Period (such cash amount to be referred to as a “Dividend Equivalent”). Such Dividend Equivalent shall be paid, subject to paragraph 16, on the date of payment of Shares pursuant to paragraph 1. Dividend Equivalents shall be paid to you in the form of a check from Fortune or such other manner as may be determined by the Committee.

4. Transferability of Award. The Award is not be transferable by you otherwise than by will or by the laws of descent and distribution.

5. Termination of Employment for Death, Disability, Retirement or Elimination of Position. If your employment by the Company terminates during the Performance Period by reason of your death, disability, retirement under a retirement plan of the Company (or retirement after age 55 and 5 years of service) or the elimination of your position, you (or, in the event of your death, your beneficiary) will be entitled to receive as soon as practicable after the end of the Performance Period and after the Committee certifies that performance goals have been attained:

(a) the number of Shares, if any, that would otherwise be payable pursuant to paragraph 1, notwithstanding the termination of employment .

(b) Dividend Equivalents that would be otherwise be payable pursuant to paragraph 3 on the Shares described in (a) above.

6. Termination of Employment for Other Reasons. Except as otherwise provided in paragraphs 9 through 13 below, if your employment by the Company terminates prior to the end of the Performance Period other than by reason of your death, disability, retirement under a retirement plan of the Company (or retirement after age 55 and 5 years of service) or the elimination of your position, you will not be entitled to any payment of Shares or Dividend Equivalents under the Award .

7. Forfeiture of Award for Detrimental Activity. If you engage in “detrimental activity” (as defined below) at any time (whether before or after the termination of your employment), you will not be entitled to any payment of Shares or Dividend Equivalents under the Award, and you will forfeit all rights with respect to the Award. For purposes of this paragraph 7, “detrimental activity” means willful, reckless or grossly negligent activity that is determined by the Committee to be detrimental to or destructive of the business or property of the Company. Any such determination of the Committee shall be final and binding for all purposes. Notwithstanding the foregoing, no payment under the Plan shall be forfeited or become not payable by virtue of this paragraph 7 on or after the date of a Change in Control (as defined in the Plan).

8. Stock Exchange Listing; Fractional Shares. Fortune shall not be obligated to deliver any Shares until they have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange upon which are listed outstanding Shares of the same class as that of the Shares subject to the Award and until there has been compliance with such laws or regulations as Fortune may deem applicable. Fortune agrees to use its best efforts to effect such listing and compliance. No fractional Shares (or any cash payment in lieu thereof) will be delivered, and the number of Shares to be delivered will be rounded up or down to the nearest whole share.

9. Transfer of Employment; Leave of Absence. For the purposes of this Agreement, (a) a transfer of your employment from Fortune to a subsidiary or vice versa, or from one subsidiary to another, without an intervening period, shall not be deemed a termination of employment, and (b) if you are granted in writing a leave of absence, you shall be deemed to have remained in the employ of Fortune or a subsidiary during such leave of absence.

10. Investment Representations. Prior to each issuance of Shares of Common Stock payable hereunder, you shall make such representations as may be required that such Shares are to be held for investment purposes and not with a view to or for resale or distribution except in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and shall, if required by the Committee, give a written undertaking to Fortune in form and substance satisfactory to the Committee that you will not publicly offer or sell or otherwise distribute such Shares other than (a) in the manner and to the extent permitted by Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act, (b) pursuant to any other exemption from the registration provisions of the Securities Act or (c) pursuant to an effective registration statement under the Securities Act.

11. Adjustments. (a) In the event of any merger, consolidation, stock or other non-cash dividend, extraordinary cash dividend, split-up, spin-off, combination or exchange of Shares, reorganization or recapitalization or change in capitalization, changes in accounting, tax or legal rules, or any other similar corporate event, the number and kind of Shares that are covered by the Award (including, in the case of any such event other than an extraordinary cash dividend, the number of Shares in respect of which Dividend Equivalents may be credited and paid pursuant to paragraph 3) immediately prior to such event may be proportionately and appropriately adjusted.

(b) Adjustments (which may be increases or decreases) may be made by the Committee in the Cumulative Earnings Per Share targets to take into account changes in law and accounting and tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances, including, without limitation, acquisitions or divestitures by or other material changes in the Company, provided that no adjustment shall be made which would result in an increase in your compensation if your compensation is subject to the limitation on deductibility under Section 162(m) of the Internal Revenue Code, as amended, or any successor provision, for the year with respect to which the adjustment occurs. The Committee also may adjust the performance goals and measurements applicable to the Award and thereby reduce the amount to be paid hereunder if and to the extent that the Committee deems it appropriate, provided that no such reduction shall be made on or after the date of a Change in Control (as defined the Plan).

(c) The determination of the Committee as to the terms of any adjustment made pursuant to this paragraph 11 shall be binding and conclusive upon all parties.

12. Change in Control of Fortune. Notwithstanding any other provision hereof, in the event that your employment is terminated on or after a Change in Control (as defined in the Plan) (i) by the Company other than for just cause (as defined in the Plan) or (ii) by you because you in good faith believe that as a result of the Change in Control you are unable effectively to discharge your duties or the duties of the position you occupied immediately prior to the Change in Control or because of a diminution in your aggregate annual compensation or in your aggregate benefits below that in effect immediately prior to the Change in Control, the Award shall become nonforfeitable, and you shall be receive, on the date your employment is so terminated:

(x) a number of Shares under paragraph 1 hereunder determined (1) as if the Performance Period had been completed and the target performance goals had been met or exceeded, but (2) pro-rated for the portion of the Performance Period that elapsed prior to your termination of employment; and

(y) Dividend Equivalents under paragraph 3 hereunder in respect of the Shares you receive under (x) above, determined as of the date such Shares are paid to you.

13. Divestiture; Termination of Plan. (a) In the event that your principal employer is a subsidiary of Fortune that ceases to be such, then your employment shall be deemed to be terminated for all purposes hereof as of the date on which your principal employer ceases to be a subsidiary of Fortune (the “Divestiture Date”) and the Award shall become nonforfeitable, and you shall receive on the Divestiture Date:

(x) a number of Shares under paragraph 1 hereunder determined (1) as if the Performance Period had been completed and the target performance goals had been met or exceeded, but (2) pro-rated for the portion of the Performance Period that elapsed prior to your termination of employment; and

(y) Dividend Equivalents under paragraph 3 hereunder in respect of the Shares you receive under (x) above, determined as of the date such Shares are paid to you.

(b) In the event of a termination of the Plan, then your employment shall be deemed to be terminated for all purposes under the Plan as of the date of termination of the Plan and the provisions of paragraph 13(a) will apply to the Award with the same effect as if the date of termination of the Plan were a Divestiture Date.

14. Accountants’ Letter. As soon as practicable after the end of the Performance Period, a letter shall be obtained from the independent certified public accountants who have performed procedures to assist in evaluating compliance with the calculation of Cumulative Earning Per Share of the Company for the Performance Period.

15. Stockholder Rights. Neither you nor any other person shall have any rights of a stockholder as to Shares until such Shares shall have been recorded on Fortune’s official stockholder records as having been issued or transferred.

16. Tax Withholding. Upon any payment to you of Shares hereunder or upon any payment to you of any Dividend Equivalents hereunder, Federal income and other tax withholding (and state and local income tax withholding, if applicable) may be required by the Company in respect of taxes on income realized by you. The Company may withhold such required amounts from your future paychecks or from, if applicable, such Dividend Equivalents or may require that you deliver to the Company the amounts to be withheld. In addition, upon any payment to you of Shares hereunder, you may pay any Federal income and other tax withholding (and any state and local income tax withholding, if applicable) by electing either to have the Company withhold a portion of the Shares otherwise deliverable to you, or to deliver other Shares owned by you, in either case having a fair market value (on the date that the amount of tax you have elected to have withheld is to be determined) of the amount to be withheld, provided that the election shall be irrevocable and shall be subject to such rules as the Committee may adopt.

17. Governing Law. This agreement and the Award provided for hereunder shall be governed by and construed in accordance with the laws of the State of Illinois.

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